Exhibit 99.1
News Release
Oncor Electric Delivery Company LLC Extends Deadline for Exchange Offers
DALLAS (May 19, 2009) — Oncor Electric Delivery Company LLC (“Oncor”) today announced that it has extended the expiration date of its registered exchange offers to 5:00 p.m., New York City time, on May 22, 2009. The exchange offers are offers to exchange $650,000,000 aggregate principal amount of its 5.95% Senior Secured Notes due 2013 (the “2013 Notes”), $550,000,000 aggregate principal amount of its 6.80% Senior Secured Notes due 2018 (the “2018 Notes”) and $300,000,000 aggregate principal amount of its 7.50% Senior Secured Notes due 2038 (the “2038 Notes” and, collectively with the 2013 Notes and the 2018 Notes, the “Outstanding Notes”) for 5.95% Senior Secured Notes due 2013, 6.80% Senior Secured Notes due 2018 and 7.50% Senior Secured Notes due 2038 that have been registered under the Securities Act of 1933, as amended (collectively, the “Exchange Notes”).
As of 11:59 pm, New York City time, on May 18, 2009, the original expiration date of the exchange offers, $648,875,000 in aggregate principal amount of the 2013 Notes, $549,180,000 in aggregate principal amount of the 2018 Notes and $300,000,000 in aggregate principal amount of the 2038 Notes have been tendered for exchange. Oncor will accept for exchange any and all Outstanding Notes validly tendered and not withdrawn prior to the new expiration date, unless such expiration date is further extended. Oncor does not currently intend to extend the exchange offers any further.
The Exchange Notes are substantially identical to the Outstanding Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended. The terms of the exchange offers and other information relating to Oncor are set forth in a prospectus dated April 17, 2009, as supplemented. Copies of the prospectus, supplement and related letters of transmittal may be obtained from The Bank of New York Mellon, which is serving as the exchange agent for the exchange offer. The Bank of New York Mellon may be contacted as follows:

By Registered or
Certified Mail:	By Regular Mail:	By Overnight Courier or Hand Delivery:

The Bank of New York Mellon	The Bank of New York Mellon	The Bank of New York Mellon
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Operations
Reorganization Unit	Reorganization Unit	Reorganization Unit
101 Barclay Street — 7 East	101 Barclay Street — 7 East	101 Barclay Street — 7 East
New York, NY 10286	New York, NY 10286	New York, NY 10286
Attn: Diane Amoroso	Attn: Diane Amoroso	Attn: Diane Amoroso

By Facsimile Transmission
(eligible institutions only):
(212) 298-1915

To Confirm by Telephone:
(212) 815-2742
The prospectus, supplement and other materials related to the exchange offers may also be obtained free of charge at the Securities and Exchange commissions web site (www.sec.gov). These documents contain important information that should be read carefully before any decision is made with respect to the exchange offers.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.
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Oncor Electric Delivery Company LLC is a regulated electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, delivering power to approximately 3 million homes and businesses and operating more than 117,000 miles of transmission and distribution lines in Texas. While Oncor is owned by a limited number of investors (including majority owner, Energy Future Holdings Corp.), Oncor is managed by its Board of Directors, which is comprised of a majority of independent directors.
Media
Chris Schein
972-791-6200
Investor Relations
John Casey
214-486-4776
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